MINFILE Detail Report
BC Geological Survey
Ministry of Energy, Mines & Petroleum Resources

Location/Identification

MINFILE Number: 093F 050

Name(s): **BUCK**
RUTT, CHRISTMAS CAKE, ROCKS

Status: Showing

Mining Division: Cariboo
Electoral District: Bulkley Valley-Stikine
Forest District: Vanderhoof Forest District

Regions: British Columbia
BCGS Map: 093F015
NTS Map: 093F03E
Latitude: 53 11 46 N
Longitude: 125 03 40 W
Elevation: 1280 metres
Location Accuracy: Within 500M

UTM Zone: 10 (NAD 83)
Northing: 5896070
Easting: 362314

Mineral Occurrence

Commodities: Silver, Zinc, Lead, Gold, Copper

Minerals

Significant: Sphalerite, Pyrite, Pyrrhotite, Chalcopyrite, Galena

Associated: Quartz

Alteration: Clay, Sericite, Chlorite, Silica

Alteration Type: Argillic, Sericitic, Silicific'n

Deposit

Character: Stratabound, Vein, Breccia, Stockwork
Classification: Volcanogenic, Syngenetic, Porphyry
Type: *: Unknown
Shape: Tabular

Host Rock

Dominant Host Rock: Volcanic

Stratigraphic Age	Group	Formation	Igneous/Metamorphic/Other
Middle Jurassic	Hazelton	Undefined Formation	----

Isotopic Age	Dating Method	Material Dated
---	---	---

Lithology: Lapilli Tuff, Tuffaceous Siltstone, Argillite, Ankerite Breccia, Rhyolite Tuff, Rhyolite Breccia, Rhyolite, Augite Phyric Andesite, Quartz Feldspar Porphyry

Geological Setting

Tectonic Belt: Intermontane
Physiographic Area: Nechako Plateau
Terrane: Stikine

Metamorphic Type: Regional
Relationship: Pre-mineralization

Grade: Greenschist

Inventory

Ore Zone: SAMPLE

Category: Assay/analysis

Year: 1994

Report On: N

NI 43-101: N

Sample Type: Grab

Commodity	Grade
Silver	721.0000 grams per tonne
Gold	0.1300 grams per tonne
Copper	0.1900 per cent
Lead	3.8000 per cent
Zinc	12.1000 per cent

Comments: Sample is from the Christmas Cake sulphide-rhyolite breccia showing.

Reference: Unpublished data (Lane and Schroeter, 1994).

Capsule Geology

The Buck property comprises 80 claim units that straddle Fawnie Creek and the Kluskus-Ootsa forest service road about 120 kilometres southwest of Vanderhoof.

In 1982, the area, known as the Rocks claims, was investigated by BP Minerals Ltd. They conducted geological mapping, soil and rock geochemistry and trenching focussing on sulphide-bearing ankeritic breccias. There was no recorded work on this ground between 1983 and 1990. The claims were re-staked in 1991, and are currently owned by Western Keltic Mines Inc. In 1992, exploration consisted of geological mapping, prospecting and geochemical sampling. New zones of sulphide mineralization, including the Rutt zone, were discovered. In early 1994, the company completed a program that included soil sampling, mapping, prospecting, and magnetic and VLF surveys.

The Buck claims are underlain by Lower to Middle Jurassic Hazelton Group felsic to intermediate flows and lapilli tuffs and fine to coarse-grained, locally fossiliferous volcaniclastics (Fieldwork 1994). Regionally, these units are broadly folded. On the property, bedding typically strikes north-northeast and dips gently to the east. Post-Early Jurassic intrusions crop out in the south and northeast parts of the property.

The main area of interest is underlain by a mixed succession of Hazelton Group mafic and felsic volcanic and sedimentary rocks that generally strike northerly with gentle to moderate easterly dips. Exposures of pyritic, rusty weathering, dark grey argillites and siltstones are conformably overlain by rhyolitic tuffs and tuff breccias that resemble those that occur west of the Fawn (093F 043) property. However, the breccias on the Buck property contain abundant clasts of the underlying argillite and siltstone as well as clasts of rhyolite and porphyry. Fine to coarse-grained clastic sedimentary rocks conformably overly the rhyolite package. Dikes and sills of augite-phyric andesite cut the sedimentary and felsic volcanics and may be feeders to augite-phyric andesite flows that are exposed up-section on both the Fawn and Buck properties.

The Rutt zone crops out discontinuously and is exposed in several hand-excavated trenches along a northerly trend for about 450 metres. Mineralization occurs in clay, sericite, chlorite and silica-altered lapilli tuffs, tuffaceous siltstones and argillites that overlie flow-banded rhyolite. Disseminated sphalerite, pyrite and pyrrhotite are present within the altered tuff; traces of chalcopyrite were also noted. Sphalerite also occurs as a cement or matrix to discrete layers of lapilli. The width of the mineralized horizon is not known but a 3.0-metre chip sample within the zone yielded 2.01 per cent zinc and 0.0306 per cent copper; precious metal values were negligible.

Float boulders, containing conformable bands of disseminated pyrrhotite and sphalerite, are exposed in a roadcut along the Kluskus-Ootsa forest service road. They are presumably derived from the west-facing hillside west of the Rutt showing (West Slope) and expand the size of the exploration target.

The L14S Trench zone is centred about 1 kilometre due south of the Rutt zone and consists of ankerite breccia with weakly anomalous zinc, lead, copper, gold and silver geochemical values.

The Christmas Cake showing, discovered during the 1994 exploration program, is approximately 300 metres southeast of the Rutt zone. It consists of stockwork and semimassive to massive sulphide mineralization exposed in two shallow trenches. Mineralization consists of intergrowths of sphalerite, pyrite, chalcopyrite, pyrrhotite and galena that are the matrix for angular clasts of rhyolite tuff. The same sulphides are disseminated throughout vuggy fine-grained milky white quartz-flooded zones. A grab sample from one of the trenches assayed 541 grams per tonne silver, 7.38 per cent zinc and 2.25 per cent lead (Assessment Report 23513). Outcrop exposure is poor in the area of the showing and the trend of the

mineralization is not known. The Christmas Cake showing is less than 100 metres west of a quartz feldspar porphyry intrusion. Its genetic relationship to the intrusion and to the Rutt zone is unknown.

Pacific Star Resources Ltd. drilled 7 holes totalling 918 metres near the Rutt zone in 1998.

Bibliography

EM EXPL 1998-33-45

EMPR ASS RPT 10899, 22569, *23513

EMPR EXPL 1992-69-106; 1998-41,43

EMPR FIELDWORK 1993, p. 9-44, 45-55; 1994, p. 177-191

EMPR OF 1994-9; 1994-10; 1994-18; 1994-19

EMPR PF Rimfire (Western Keltic Mines Inc. (1996): News Clippings - Fawn)

GSC MEM 324

GSC P 90-1F, pp. 115-120

GCNL #33, (Feb.15), 1996

WWW http://www.infomine.com/index/properties/BUCK.html

Date Coded:	1993/11/29	**Coded By:**	Robert (Bob) A. Lane(RAL)	**Field Check:**	Y
Date Revised:	2009/07/09	**Revised By:**	Sarah Meredith-Jones(SMJ)	**Field Check:**	Y